UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2015

DEL TACO RESTAURANT PROPERTIES II

(Exact Name of Registrant as Specified in Its Charter)

California	0-16190	33-0064245
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25521 Commercentre Drive Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 462-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Completion of Acquisition or Disposition of Assets.

On December 14, 2015, Del Taco Restaurant Properties II (the “Partnership”) consummated the sale of all the properties owned by the Partnership for a total purchase price of $8,075,000 pursuant to the terms and conditions set forth in the Purchase and Sale Agreement dated as of July 24, 2015, as amended, with Orion Buying Corp. The property sale was previously approved by the limited partners at the special meeting held on November 23, 2015.

Following the closing of the sale, the limited partners and Del Taco LLC (the “General Partner”) will receive a final operating distribution through the closing date and the General Partner will then proceed to dissolve and wind-up the Partnership’s affairs and distribute its net assets (net of costs and dissolution expenses) to the limited partners and General Partner in accordance with applicable law and the Partnership Agreement, which will result in a separate final liquidating distribution to the limited partners and the General Partner. Promptly after that is completed, as required by the Partnership Agreement, the General Partner will file a certificate of cancellation with the California Secretary of State. The General Partner will also terminate the Partnership’s registration under Section 12(g) of the Securities Exchange Act of 1934. As a result of terminating registration under the Exchange Act, the Partnership will no longer file periodic reports with the Securities and Exchange Commission. After the limited partners receive their final liquidating distributions, they will no longer have any continuing interest in the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TACO RESTAURANT PROPERTIES II (a California limited partnership) Registrant Del Taco LLC General Partner

Date: December 14, 2015	/s/ Jack Tang
Jack Tang
General Counsel